Exhibit 99.1

Hydrofarm Completes Acquisition of
Premium Nutrient Producer House and Garden

Fairless Hills, Pa. - Tuesday, June 1, 2021– Hydrofarm Holdings Group, Inc. (“Hydrofarm”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies, today announced that it has completed its previously announced acquisition of House & Garden, Inc., Humboldt Wholesale, Inc., Allied Imports & Logistics, Inc., and South Coast Horticultural Supply, Inc. (collectively “House & Garden”), a Humboldt County, Calif.-based producer of quality nutrients under the House & Garden and Mad Farmer brands. The announcement follows Hydrofarm’s recent acquisition of nutrient manufacturer HEAVY 16 and continues Hydrofarm’s strategic efforts to acquire manufacturers of branded products in key CEA product categories.

About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.  For additional information, please visit: www.hydrofarm.com

Investor Relations:
ICR
Fitzhugh Taylor
ir@hydrofarm.com

Media Contacts:
The LAKPR Group
Hannah Arnold, 202-559-9171, harnold@lakpr.com
Lynn Trono, 323-672-8226, ltrono@lakpr.com
-or-
Hydrofarm
Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com